Exhibit 4(a)-2

AMENDMENT NO. 1

TO

PPL EMPLOYEE STOCK OWNERSHIP PLAN

  WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Employee Stock Ownership Plan ("Plan") effective January 1, 1975; and

  WHEREAS, the Plan was amended and restated effective January 1, 2000; and

  WHEREAS, the Company desires to further amend the Plan;

  NOW, THEREFORE, the Plan is hereby amended as follows:

I.  Effective January 1, 2000 the following sections of Articles II (2.2, 2.4, 2.8, 2.21), IV (4.6, 4.7, 4.8), XI (11.5) and XIII (13.4) are deleted in their entirety.

II.  Effective January 1, 2000 the following sections of Articles II (2.14, 2.38), IV (4.1, 4.2, 4.3, 4.5), V (5.2, 5.4, 5.5), VII (7.1, 7.3, 7.5, 7.7), XI (11.3, 11.5), XII (12.4), XIII (13.3, 13.5 and 13.6) are amended to read as follows:

  2.14  "Employee" shall mean each person who is classified by a Participating Company as a common law employee of such Participating Company, and who:

  (a)  is classified by the Participating Company as (1) a Managers Compensation Plan employee, (2) a Professional Associate - Part-Time, (3) an Administrative Associate - Part-Time, or (4) a Specific Professional; or

  (b)  is a member of the International Brotherhood of Electrical Workers and is in a classification eligible to participate in this Plan pursuant to a collective bargaining agreement between such union and a Participating Company.

An individual who is not classified by a Participating Company as a common law employee shall not be an Employee regardless of whether (1) the individual is considered an employee by reason of being a leased employee (whether or not within the meaning of section 414(n) or (o) of the Code), (2) the individual is classified by a Participating Company as an independent contractor, or (3) for employment tax or other purposes, the individual is subsequently determined to be a common law employee, or not to be a leased employee or independent contractor. For purposes of determining eligibility under the Plan, the classification to which an individual is assigned by a Participating Company shall be final and conclusive, regardless of whether a court, a governmental agency or any entity subsequently finds that such individual should have been assigned to a different classification.

  2.38  "TRASOP Contributions" shall mean the contributions made by PPL in accordance with Section 4.1.

  4.1  TRASOP Contributions. Prior to January 1, 1983, PPL contributed certain TRASOP contributions subject to section 409 of the Code. Effective January 1, 1983, no further TRASOP contributions shall be made.

  4.2  Matching Contributions. Prior to January 1, 1983, Participants contributed certain Matching Contributions to be matched by PPL TRASOP contributions. Effective January 1, 1983, no further Matching Contributions shall be made.

  4.3  PAYSOP Contributions. Prior to January 1, 1987, PPL contributed certain PAYSOP contributions subject to section 409 of the Code. Effective January 1, 1987, no further PAYSOP contributions shall be made.

  4.5  Investment in Stock. All TRASOP, PAYSOP, Dividend-based, and Matching Contributions may be in cash or in Stock; provided, however, that (a) if a Contribution is in cash, the Trustee shall use such Contribution to purchase Stock from PPL Corporation or others. If a Contribution is in Stock, the number of shares contributed will be determined by the Market Value of the Stock.

  5.2  Allocation of Contributions. Contributions made for any Plan Year shall be allocated among the Participants entitled to share in the allocation of contributions pursuant to Section 3.2 in accordance with the following rules.

  (a)  Subject to Section 5.2(b), Stock acquired with the Dividend-based Contribution made with respect to a Plan Year shall be allocated, as of the close of such Plan Year, as follows:

    (1)  75% of the Dividend-based Contribution shall be allocated to the Account of each Participant to whom or on whose behalf dividends were paid at any time during the portion of such Plan Year in which the Participant was an Employee. The amount of such Stock allocated to each Participant's Account shall bear the same proportion to the total amount of such Stock allocated with respect to such Plan Year as the amount of dividends paid to such Participant during the portion of the Plan Year in which he was an Employee bears to the total amount of dividends paid to all Participants during the portion of such Plan Year in which they were Employees; and

    (2)  25% of the Dividend-based Contribution shall be allocated to the Account of each Participant who was a Participant at any time during such Plan Year. The amount of such Stock allocated to each Participant's Account shall bear the same proportion to the total amount of such Stock allocated with respect to such Plan Year as the amount of the Compensation paid to such Participant bears to the total Compensation paid to all Participants during such Plan Year.

  (b)  In the event the allocation under Section 5.2(a)(1) above for any Plan Year discriminates in favor of the Highly Compensated Eligible Employees, as determined under section 401(a)(4) of the Code and regulations thereunder, then the percentage of the Dividend-based Contribution to be allocated under Section 5.2(a)(1) shall be decreased and the percentage to be allocated under Section 5.2(a)(2) shall be correspondingly increased until the allocation under Section 5.2(a)(1) no longer discriminates in favor of the Highly Compensated Eligible Employees.

  5.4  Special Allocation Rule. No Participant may receive an allocation under the Dividend-based Contribution provided for in Section 5.2(a) above which equals or exceeds 5% of such Participant's Compensation for the Plan Year for which such allocation is being made.

  5.5  Maximum Allocation. Notwithstanding anything in this Article to the contrary, in no event shall contributions under the Plan violate the limitations set forth in section 415 of the Code, which are hereby incorporated into the Plan.

  If the amount otherwise allocable to the accounts of a Participant would exceed the limitations of section 415 of the Code as a result of a reasonable error in estimating the Participant's Compensation, the Employee Benefit Plan Board shall determine which portion of such excess amount is attributable to the Participant's (1) voluntary after-tax employee contributions under the Employee Savings Plan or Deferred Savings Plan, (2) before-tax elective deferrals under the Employee Savings Plan or Deferred Savings Plan, (3) company matching contributions under the Deferred Savings Plan or Employee Savings Plan, (4) contributions under other plans maintained by a Participating Company or 50% Affiliated Company, and (5) Dividend-based Contributions under Article IV; and the following action shall be taken, in the order of priority set forth below.

  (a)  Amounts attributable to voluntary after-tax employee contributions under the Employee Savings Plan or Deferred Savings Plan and earnings thereon shall be returned to the Participant.

  (b)  Amounts attributable to before-tax elective deferrals under the Employee Savings Plan or Deferred Savings Plan and earnings thereon shall be returned to the Participant.

  (c)  Amounts attributable to company matching contributions under the Deferred Savings Plan or Employee Savings Plan will be held in a suspense account until the following Plan Year at which time the amounts will be used to reduce matching contributions for the year.

  (d)  Amounts attributable to contributions made under other plans maintained by a Participating Company or 50% Affiliated Company shall be corrected as provided in such plans.

  (e)  Amounts attributable to excess Dividend-based Contributions under this Plan shall be allocated to the accounts of other Participants in accordance with Section 5.2. Any excess Contributions or Stock purchased with such Contributions which cannot be allocated in a Plan Year to Participants' Accounts shall be held in a suspense account until the Plan Year in which it is first possible to allocate such Contributions or Stock to Participants' Accounts.

  7.1  General. The interest of each Participant in the Fund shall be distributed in the manner, in the amount and at the time provided in this Article, except that in the event of termination of the Plan the provisions of Article X shall govern. Each Participant shall have a nonforfeitable right to all Stock allocated to his Account, except as set forth in Section 5.5. The provisions of this Article shall be construed in accordance with section 401(a)(9) of the Code and regulations thereunder.

  7.3  Beneficiary Designation.

  (a)  Death benefits under the Plan shall be paid to the surviving Spouse of a Participant, including the Spouse of a Participant who has retired or whose employment has terminated before the Effective Date, (1) unless (A) such Spouse consents in writing not to receive such benefit and consents to the specific beneficiary designated by the Participant, (B) such consent acknowledges its own effect, and (C) such consent is witnessed by a notary public; or (2) unless the Participant establishes to the satisfaction of a Plan representative either that he has no Spouse, that his Spouse cannot be located, or that his Spouse's consent is not required under such other circumstances as are prescribed under governmental regulations.

  7.5  Termination of Employment. Upon a Participant's retirement or other termination of employment with PPL and all Affiliated Companies, he shall be entitled to receive his interest in the Fund. Subject to Subsection 7.7(c), (a) if the value of his interest in the Fund exceeds $5,000, his interest shall not be paid to him or applied for his benefit until (1) he consents in writing to such payment or application, or (2) he attains his 65th birthday or (3) he dies; whichever occurs first; (b) otherwise, his interest shall be paid to him or applied for his benefit in a single sum within 60 days after such termination takes place.

  7.7  Timing of Distribution.

  (a)  A Participant entitled under this Article to receive benefits shall commence to receive benefits as soon as administratively practicable, but in no event shall any Participant receive benefits later than the earlier of the dates determined under (1), (2) or (3) below:

    (1)  the later of

      (A)  the 60th day after the close of the Plan Year in which the Participant attains his Normal Retirement Date or

      (B)  the 60th day after the close of the Plan Year in which the Participant's employment with all Participating Companies and all Affiliated Companies terminates;

    (2)  the later of

      (A)  the April 1st that follows the end of the calendar year in which the Participant attains age 701/2; or

      (B)  (Effective only for Participants who attain age 701/2 on or after January 1, 2002.) the April 1st that follows the end of the calendar year in which the Participant's employment terminates; provided, however, that this Paragraph (a)(2)(B) shall not apply for a Participant who is a five-percent (5%) owner (as defined in section 416 of the Code) of a Participating Company at any time during the five-Plan Year period ending in the calendar year in which he attains Age 701/2 or thereafter; or

    (3)  in the event of the Participant's death, December 31 of the calendar year following the year of the Participant's death.

  (b)  If a Participant attains age 701/2 after December 31, 1995 but before January 1, 2002, and is not a 5-percent owner (within the meaning of section 416 of the Code) of a Participating Company at any time during the five-Plan Year period ending in the calendar year in which he attained age 701/2 or thereafter, such Participant may elect to receive benefits on either (1) April 1 of the calendar year following the calendar year in which he attains age 701/2, or (2) April 1 of the calendar year following the calendar year in which he terminates employment with all Participating Companies and all Affiliated Companies. Such election must be made, in a form provided by the Administrative Committee, not later than April 1 of the calendar year following the calendar year in which the Participant attains age 701/2 . If the Participant fails to make a timely election, such Participant shall receive benefits not later than April 1 of the calendar year following the calendar year in which he attained age 701/2.

  (c)  A Participant who terminates employment with a Participating Company on or after age 55, and whose Account exceeds $5,000, shall be entitled to defer payment of his benefits until a date not later than that specified in Section 7.7(a)(2).

  (d)  The Employee Benefit Plan Board shall supply to each Participant who is entitled to distribution before his death or attainment of age 65 and the value of whose Account exceeds $5,000, written information relating to his right to defer distribution under Section 7.4, 7.5 or 7.7(c). Such notice shall be furnished not less than 30 days nor more than 90 days prior to the Participant's benefit commencement date, except that such notice may be furnished less than 30 days prior to the Participant's benefit commencement date if (1) the Employee Benefit Plan Board informs the Participant that the Participant has the right to a period of at least 30 days after receiving such notice to consider the decision whether to elect a distribution, and the mode in which he desires such distribution to be made, and (2) the Participant, after receiving such notice, affirmatively elects a distribution.

  11.3  Minimum Contributions for Non-Key Employees.

  (a)  In each Plan Year in which the Plan is a Top Heavy Plan, each Eligible Employee who is not a Key Employee (except an Eligible Employee who is not a Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year or an Eligible Employee who is covered by a collective bargaining agreement) and who is actively employed by PPL on the last day of such Plan Year will receive a total minimum Company Contribution (including forfeitures) under all plans described in Section 11.2(a)(1) and (2) of not less than three percent (3%) of the Eligible Employee's annual compensation as defined in section 415 of the Code. Salary reduction contributions to such plans made on behalf of an Eligible Employee in plan years beginning after December 31, 1984 but before January 1, 1989, shall be deemed to be Company Contributions for the purpose of this Subsection.

  (b)  The percentage set forth in Section 11.3(a) shall be reduced to the percentage at which contributions, including forfeitures are made (or are required to be made) for a Plan Year for the Key Employee for whom such percentage is the highest for such Plan Year. This percentage shall be determined for each Key Employee by dividing the contribution for such Key Employee by his compensation, as defined in section 415 of the Code, for the Plan Year, determined under Section 11.4. All defined contribution plans required to be included in an Aggregation Group shall be treated as one plan for the purpose of this Section 11.3; however, this Section 11.3(b) shall not apply to any plan which is required to be included in an Aggregation Group if such plan enables a defined benefit plan in such group to meet the requirements of section 401(a)(4) or section 410 of the Code.

  (c)  If a Non-Key Employee described in Subsection (a), participates in both a defined benefit plan and a defined contribution plan described in Sections 11.2(a)(1) and (2) maintained by PPL, PPL is not required to provide such Employee with both the minimum benefit and the minimum contribution. Regulations prescribed by the Secretary of the Treasury shall serve to prevent inappropriate omissions or duplications of minimum benefits or contributions.

  12.4  Spendthrift Clause.

  (a)  No benefit payable at any time under this Plan, and no interest or expectancy herein shall be anticipated, assigned, or alienated by any Participant or beneficiary, or be subject to attachment, garnishment, levy, execution or other legal or equitable process, except for (1) an amount necessary to satisfy a federal tax levy made pursuant to section 6331 of the Code, (2) any benefit payable pursuant to a domestic relations order within the meaning of the Code or (3) an offset of a Participant's benefit as described in section 206(d)(4) of ERISA on account of a crime or fiduciary breach.

  (b)  Any attempt to alienate or assign such benefit, whether presently or thereafter payable, shall be void. No benefit shall in any manner be liable for or subject to the debts or liability of any Participant or beneficiary. If any Participant or beneficiary shall attempt to, or shall, alienate or assign his benefits under the Plan or any part thereof, or if by reason of his bankruptcy or other event happening at any time, such benefits would devolve upon anyone else or would not be enjoyed by him, then the Employee Benefit Plan Board may terminate payment of such benefit and hold or apply it to or for the benefit of the Participant or beneficiary.

  (c)  The Employee Benefit Plan Board shall review any domestic relations order to determine whether it is qualified within the meaning of section 414(p) of the Code. An order shall not be qualified unless it complies with all applicable provisions of the Plan concerning mode of payment and manner of elections. Notwithstanding the preceding sentence and any restrictions on timing of distributions and withdrawals under the Plan, an order may provide for distribution immediately or at any other time specified in the order.

  13.3  Restoration of Dividend-based Contributions. With respect to any Plan Year for which a Returning Veteran would have been a Participant, but failed to share in Dividend-based Contributions solely by reason of his Qualified Military Service, the Participating Company shall contribute to such Participant's Account an amount equal to the Dividend-based Contributions that would have been allocated to his Account, but for his absence for Qualified Military Service. Such contribution shall not include the earnings that would have accrued on such amount.

  13.4  Determination of Compensation. For purposes of determining the amount of any contributions under Section 13.3 and for applying the limits of Section 5.5, a Participant's compensation during any period of Qualified Military Service shall be deemed to equal either:

  (a)  the compensation he would have received but for such Qualified Military Service, based on the rate of pay he would have received from a Participating Company; or

  (b)  if the amount described in (a) above is not reasonably certain, his average compensation from a Participating Company during the 12-month period immediately preceding the Qualified Military Service (or, if shorter, the period of employment immediately preceding the Qualified Military Service). Such amount shall be adjusted as necessary to reflect the length of the Participant's Qualified Military Service.

  13.5  Application of Certain Limitations. For purposes of applying the limitations of Section 5.5, any contributions described in Section 13.3, shall be treated as contributions for the Limitation Year to which they relate, rather than the Limitation Year in which they are actually made.

  II.  Except as provided for in this Amendment No. 1, all other provisions of the Plan shall remain in full force and effect.

  IN WITNESS WHEREOF, this Amendment No. 1 is executed this _____ day of ________________, 2001.

PPL SERVICES CORPORATION

By:_______________________________

James M. Seif
Vice President-Corporate Services